Exhibit 10.1

ALERUS FINANCIAL

LONG TERM INCENTIVE PLAN

Summary Document

Purpose of the Plan

The Alerus Financial (“Alerus” or “Company”) Executive Compensation Philosophy drives all aspects of compensation payable to the key executives of Alerus, particularly incentive compensation. The Compensation Philosophy states that executive compensation practices are designed to attract, motivate, and retain key talent. Our pay-for-performance system ties compensation to shareholder value and core Alerus values, utilizing a mix of base salary, short and long term incentives (including cash and equity), benefits, and perquisites. The purpose of the Long Term Incentive Plan (“LTIP” or “Plan”) is to:

●	Enhance performance consistent with Alerus’ corporate strategic goals;
●	Focus on long-term performance results consistent with the Company’s long-term strategic plan;
●	Strengthen the link between performance and pay by delivering awards based on measurable goals for Alerus and the Participant; and
●	Strengthen the link between executives and investors through the use of equity grants to enhance shareholder value.

Plan Overview

The LTIP is a performance-based equity incentive plan whereby restricted stock units (“RSUs”) are granted annually to Participants. Depending on Company performance or the passage of time, these RSUs may vest and be earned after 3 years. Upon vesting, each RSU converts to one share of Company stock. A Participant’s target award is determined as a percentage of base salary. All rights, privileges and limitations of a Participant’s awards are governed by and subject to the terms of the Alerus Financial Corporation 2019 Equity Incentive Plan (the “Equity Plan”), or other such equity plan in place at the time of the incentive award as adopted by the Board of Directors. To the extent this Summary Document is in conflict with the Equity Plan or the terms of any award agreements thereunder, the terms of the Equity Plan and/or such award agreements shall control.

Eligibility for Participation

The Compensation Committee (“Committee”), with management input, will determine which executives are eligible to participate in the LTIP. Participation in one plan or one year does not guarantee or entitle a Participant to participation in any other incentive plan enacted or maintained in the future.

Exhibit 10.1

Target Incentive Award

A Participant’s equity award under the LTIP is targeted at a specified percentage of base salary. The Committee has the authority and sole discretion to modify the target percentage on an annual basis.

The Committee generally will provide a target award consisting of two components: (1) an award of time-based RSUs, which will represent approximately 40% of the total award and will vest, if at all, on or around the third anniversary of the grant date; and (2) an award of performance-based RSUs, which will represent approximately 60% of the total award and will vest, if at all, in an amount determined by the Company’s achievement of certain performance measures described below.

With respect to such performance-based RSUs, a three-year cumulative target Net Income (or EPS) goal will be established, along with a threshold Net Income (or EPS) goal and a maximum goal. If Company performance during such three-year period is below the threshold goal, no performance-based RSUs shall vest. So long as Company performance meets or exceeds the threshold goal, a number of performance-based RSUs will vest based upon actual Net Income (or EPS) performance, ranging between 50% and 150% of the award based upon linear interpolation relative to the target goal. See Exhibit A for an example calculation.

In determining the achievement of any performance goal upon which vesting may, in whole or in part, be based, the Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to any performance goal. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) items related to acquisitions; (v) items attributable to the business operations of any entity acquired by the Company during the performance period; (vi) items related to the disposal or sale of a business or segment of the business; (vii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (viii) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (ix) any other items of significant income or expense which are determined to be appropriate adjustments; (x) items relating to unusual or infrequently occurring corporate transactions, events or developments; (xi) items related to amortization of acquired intangible assets; (xii) items that are outside the scope of the Company’s core, on-going business activities; (xiii) items relating to changes in tax laws; (xiv) items relating to asset impairment charges; (xv) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xvi) items relating to any other unusual or nonrecurring events or charges in applicable laws, accounting principles or business conditions.

Vesting of Incentive Awards

As described, each annual award will likely consist of two components with different vesting conditions:

1.	Time-Based Vesting: For the award of time-based RSUs, the RSUs will vest, if at all, upon the third anniversary of the grant date (subject to continuing employment requirements).

2.	Performance-Based Vesting: For the award of performance-based RSUs, the RSUs will vest, if at all, upon the third anniversary of the grant date, in a number determined by the Company’s performance during the applicable performance period. The number of performance-based RSUs earned will reflect actual performance compared to target performance, with a threshold (minimum) of 50% of the number of RSUs awarded for 80% achievement of the target performance goal, and a maximum of 150% of the number of RSUs awarded for 120% achievement of the target performance goal. See Exhibit A for an example calculation.

Exhibit 10.1

Vested RSUs shall be settled in Company stock as specified in the applicable award agreements, generally within thirty days of vesting.

Dividend Equivalents

As part of the award, a Participant will receive “dividend equivalents” during the vesting periods for each tranche of RSUs. The number of dividend equivalents will equal the amount of dividends declared by the Company for one common share of stock during the vesting periods, multiplied by the number of RSUs granted for each type of award subject to such vesting periods.

Changes in Employment Status

A Participant must be actively employed by Alerus at the time awards are made. If an employee is a new Participant in the LTIP for less than a full year, the measure of his or her award will be prorated for the period of actual service. Generally, employees hired during the fourth quarter are not eligible to participate in that year’s LTIP. The Committee has the authority and sole discretion to determine whether and at what level, if any, an employee may participate in the LTIP.

In the event a Participant separates from service with the Company (other than due to death, disability or retirement) before his or her RSUs vest, the RSUs shall be forfeited in their entirety. However, in the event of a termination due to death or disability, an executive officer’s RSUs will become immediately and fully vested (with the outstanding performance-based RSUs vesting as if the Company were to achieve the target performance goal). In the event of a retirement (defined as: (a) attainment of age 60 with 5 years of service; or (b) attainment of age 62), an executive officer’s performance-based RSUs will vest and be settled at the conclusion of the performance period based on actual performance during the performance period, and his or her time-based RSUs will become fully and immediately vested; provided, however, in either case if a retirement occurs within the first 6 months following the grant date for any RSUs, there shall be no vesting in accordance with this sentence and any unvested RSUs shall instead be forfeited.

For non-executive officers, in the event of a termination due to death or disability, a pro rata portion of the RSUs will become immediately and fully vested based upon the number of full fiscal months during the vesting periods during which the Participant was actively employed (with performance-based RSUs vesting as if the Company were to achieve target performance). In the event of a retirement, a pro rata portion of the performance-based RSUs will vest and be settled at the conclusion of the performance period based on actual performance during the performance period, and a pro rata portion of the time-based RSUs will also become fully and immediately vested, in each case based upon the number of full fiscal months during the vesting periods during which the Participant was actively employed; provided, however, in either case if a retirement occurs within the first 6 months following the grant date for any RSUs, there shall be no vesting in accordance with this sentence and any unvested RSUs shall instead be forfeited.

Plan Administration

The Board has assigned authority for LTIP administration to the Compensation Committee. The Committee has the responsibility and authority to:

1)	Design the basics of the Plan and the implementation process, and submit to the Board for final approval;
2)	Review and recommend for the Board’s approval appropriate modifications to the Plan;

Exhibit 10.1

3)	Review and revise Company performance metrics, target award percentages, vesting arrangements and other performance-based triggers;
4)	Approve an accrual adequate to fund Board approved payments and adjusting as appropriate per the LTIP during the plan period;
5)	Approve a determination and assessment of actual performance for the plan period;
6)	Approve any performance-based adjustments or adjustments due to unforeseen extraordinary events to incentive awards where appropriate;
7)	Correct any defect, supply any omission, reconcile any inconsistency and otherwise interpret and administer the LTIP and any instrument or award agreement relating to the LTIP or any award hereunder;
8)	Establish, amend, suspend, or waive such rules, regulations and procedures that the Committee may establish in the administration of the LTIP, and appoint such agents as it shall deem appropriate for the proper administration of the LTIP; and
9)	Make any other determination and take any other action that the Committee deems necessary or desirable for the proper administration of the LTIP.

The Committee may also delegate to any member of the Board or committee of Board members such of its powers as it deems appropriate, including the power to sub-delegate; except that, pursuant to such delegation or sub-delegation, only a member of the Board (or a committee thereof) may grant awards.

Acting within the authority conferred on the Committee by the Board through the Committee’s Charter and unless otherwise expressly provided in the LTIP, all designations, determinations, adjustments, interpretations, and other decisions under or with respect to the LTIP, any award or award agreement shall be within the discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon the Company and any Participant. No member of the Committee shall be liable for any action, determination or interpretation made in good faith, and all members of the Committee shall, in addition to their rights as Directors, be fully protected by Alerus with respect to any such action, determination or interpretation.

Modification and Termination

The Compensation Committee has sole authority and discretion to interpret the terms of the LTIP, along with all powers conferred to the Committee pursuant to the terms of the Equity Plan. The LTIP is offered and maintained at the discretion of Alerus. Nothing within the Plan or the Equity Plan shall be construed as creating an employment contract or other guarantee of employment between any Participant and Alerus. Alerus has the exclusive right to modify the LTIP, in whole or in part, or to terminate the LTIP entirely. The LTIP is not an ERISA plan. The LTIP is intended to be a long-term incentive award bonus program.

Exhibit 10.1

Exhibit A: Incentive Award Example

(For Illustration Only)

LTIP Award

•	Grant Date: February 2021
•	Participant’s target award percentage (as established by the Committee): 10% of base salary
•	Participant’s total target award (with base salary of $100,000): $10,000
•	Time-based RSU award component (40% of total award): $4,000
•	Performance-based RSU award component (60% of total award): $6,000
•	Performance vesting period: calendar years 2021-2023
•	Vesting date: February 2024

•	Performance goal: three-year (2021-2023) cumulative Target Net Income of $75,000,000
•	Threshold level for performance: 80% of target goal (50% of performance RSUs are earned)
•	Maximum level for performance: 120% of target goal (150% of performance RSUS are earned)